Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO THE
SECOND RESTATED CERTIFICATE OF INCORPORATION
OF
CERNER CORPORATION

Cerner Corporation, a corporation existing under the laws of the State of Delaware (the "Corporation"), for the purpose of amending its Second Restated Certificate of Incorporation of the Corporation, in accordance with Section 242 of the General Corporation Law of the State of Delaware (the "DGCL"), does hereby make and execute this Certificate of Amendment to the Second Restated Certificate of Incorporation and does hereby certify that:

1.    The provisions of the present Article FOURTH of the Second Restated Certificate of Incorporation of the Corporation are amended by deleting the first sentence of Article FOURTH in its entirety and substituting in lieu thereof the following new first sentence of Article FOURTH, with no changes to be made to the subsequent sentences and provisions of Article FOURTH:
FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is five hundred and one million (501,000,000) shares, consisting of:
(1)500,000,000 shares of Common Stock, par value $0.01 per share (the "Common Stock"); and
(2)1,000,000 shares of Preferred Stock, par value $0.01 per share (the "Preferred Stock").

2.    The Amendment to the Second Restated Certificate of Incorporation of the Corporation set forth above was duly adopted at a meeting of the Board of Directors of the Corporation and subsequently approved at an annual meeting of shareholders of the Corporation by the affirmative vote of a majority of the outstanding shares of the Corporation's Common Stock, par value $0.01 per share, entitled to vote thereon in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
IN WITNESS WHEREOF, Cerner Corporation has caused this Certificate of Amendment to be executed on its behalf by its Chief Executive Officer and President, and attested by its Secretary, on May 24, 2013, and each of them does hereby affirm and acknowledge that this Certificate of Amendment is the act and deed of the Corporation and that the facts stated herein are true.

CERNER CORPORATION

	By:	/s/ Neal L. Patterson
Neal L. Patterson
Chief Executive Officer & President
(CORPORATE SEAL)

ATTEST:
/s/ Randy D. Sims
Randy D. Sims
Secretary